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                                                                Exhibit 10(b)

                         REAL ESTATE PURCHASE AGREEMENT


         This agreement is made September 1, 1994, between Jeffrey M. Wilkins, whose address is 2481 Stonehaven Place, Upper Arlington, Ohio 43220 ("Seller"), and Metatec Corporation, a Florida corporation, whose address is 7001 Metatec Boulevard, Dublin, Ohio 43017 ("Buyer"), who hereby agree as follows:

         Section 1. Purchase and Sale. On the terms and subject to the conditions hereinafter set forth, Seller shall sell and convey to Buyer and Buyer shall purchase from Seller a parcel of real property containing approximately 7.246 acres located in Dublin, Ohio, as more fully described on the attached Exhibit A, together with the approximately 55,000 square foot building located thereon, and all other improvements thereon and appurtenances thereto (collectively, the "Property").

         Section 2. Purchase Price. The purchase price for the Property shall be $4,800,000. The purchase price (after all adjustments provided for in this agreement) shall be paid by Buyer to Seller at the closing (as defined in
Section 3) by cash, bank cashier's check, or bank wire transfer, as selected by Buyer.

         Section 3. Closing and Possession. The closing shall be held within thirty (30) days after the date of this agreement at a time and place reasonably designated by Seller (the "Closing"). Seller shall be entitled to possession of the Property until the Closing, and Buyer shall be entitled to possession of the Property at and after the Closing.

         Section 4. Evidence of Title. At least five (5) days prior to the Closing, Seller shall furnish Buyer with a commitment for an owner's title insurance policy in the amount of the purchase price. The title insurance commitment shall show in Seller marketable fee-simple title to the Property free and clear of all liens, encumbrances, restrictions, easements, and other defects or claims except: (a) real estate taxes not then due and payable; (b) zoning and building laws, ordinances and regulations; (c) existing rights-of-way; (d) rights of existing tenants in possession of all or part of the Property; (e) easements, conditions, and restrictions of record which do not unreasonably interfere with the present lawful use of the Property; and (f) any other matters approved by Buyer. At the Closing, or as soon thereafter as may be reasonably practicable, Seller shall cause to be delivered to Buyer an owner's title insurance policy written on such title insurance commitment.

         Section 5. Deed. At the Closing, Seller shall convey the Property to Buyer by a transferable and recordable general warranty deed, transferring good and marketable fee-simple title to the Property to Buyer free and clear of all liens, encumbrances, restrictions, easements, and other defects except those described in Section 4, above. All approvals required from any governmental authority to permit the deed to be recorded shall be obtained by Seller at his expense
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and stamped thereon prior to Closing.  Seller shall pay the conveyance fee relating to this transaction.

         Section 6. Other Closing Documents. In addition to the deed described in Section 5, at the Closing, Seller shall deliver to Buyer: (a) a closing statement for the Property showing the purchase price and all charges or credits to Buyer or Seller provided for herein; (b) all consents, affidavits or other documents reasonably required by the title company to issue the policy described in Section 4; (c) an affidavit that Seller is not a nonresident "alien," "foreign corporation," "foreign partnership," "foreign trust," or "foreign estate" within the meaning of the Internal Revenue Code and regulations thereunder; (d) assignments of all leases between Seller and any existing tenants in possession of all or part of the Property (the "Leases");
(e) assignments of all service and maintenance contracts relating to the Property to which Seller is a party and which are assignable by Seller, if any (the "Service Contracts"); and (f) any other documents required to be delivered by Seller under this agreement which have not been delivered to Buyer prior to the Closing. All such documents shall be in form and substance reasonably satisfactory to Buyer.

                          At the Closing, Buyer shall deliver to Seller
agreements evidencing (i) Buyer's assumption of all obligations and liabilities of Seller under the Leases and the Service Contracts from and after the Closing, and (ii) Buyer's indemnification of Seller against any and all liabilities, claims, damages, costs, and expenses arising out of any failure of Seller to perform or satisfy any of such assumed obligations and liabilities. Such agreements shall be in form and substance reasonably satisfactory to Seller.

         Section 7. Taxes and Assessments. All real estate taxes on the Property for the calendar year in which the Closing occurs shall be prorated between Seller and Buyer to the date of the Closing. All real estate taxes on the Property for any prior calendar years, including penalties and interest, shall be paid in full by Seller. Seller shall pay any and all assessments, charges and special taxes which are a lien on the Property at the date of the Closing or which are attributable to improvements that have theretofore been completed. For purposes of this agreement, any tax rates and property valuations that are not determined at the time of the Closing shall be deemed to be the same as the last determined tax rates and property valuations. If Buyer so elects, any taxes and assessments that are to be prorated to or paid by Seller under this section shall instead be credited upon the purchase price at the Closing, and Buyer shall then take title to the Property subject to the lien of such taxes and assessments.

         Section 8. Rentals, Security Deposits, Interest, Insurance, and Utilities. At least ten (10) days prior to the Closing, Seller shall provide Buyer with copies of all Leases. At the Closing, Seller shall provide Buyer with estoppel certificates, in form and





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substance reasonably satisfactory to Buyer, executed by the tenants under the
Leases. All security deposits for the Leases shall be transferred by Seller to Buyer.

                          All rental payments under the Leases, interest on any
mortgage assumed by Buyer, if any, and utility charges on the Property shall be prorated between Seller and Buyer to the date of the Closing. If Buyer so elects, any amounts to be prorated under this section shall instead be credited on the purchase price at the Closing. If Buyer so elects, Seller shall assign to Buyer all of his interest in any assignable insurance policy on the Property, and adjustment shall be made through the date of Closing for any premiums paid in advance or premiums payable under such policies.

         Section 9. Damage or Destruction of Property. Risk of loss to the Property shall be borne by Seller until Closing.

         Section 10. Commissions. To the extent that any commissions, fees, or other payments are due to any other person as a result of Buyer's purchase of the Property pursuant to this agreement, each party shall be responsible for those which it incurs, shall not be responsible for those incurred by the other party, and shall indemnify the other party in the event that any such claim is made as a result of his or its actions.

         Section 11. Notices. Any notice or other communication required or desired to be given to either party under this agreement shall be in writing and shall be deemed given when: (a) delivered personally to that party; (b) deposited in the United States mail, certified, with postage prepaid and return receipt requested, addressed to that party at that party's address specified at the beginning of this agreement, or at any other address hereafter designated by that party in notice theretofore given to the other party; or (c) delivered to that party at that party's address specified at the beginning of this agreement, or at any other address hereafter designated by that party in notice theretofore given to the other party, by any express mail or other over-night delivery service.

         Section 12. Governing Law. All questions concerning the validity or meaning of this agreement or relating to the rights and obligations of the parties with respect to performance under this agreement shall be construed and resolved under the laws of Ohio.

         Section 13. Complete Agreement. This agreement (including its exhibits) contains the entire agreement between the parties and supersedes all prior or contemporaneous discussions, negotiations, representations, or agreements relating to the subject matter of this agreement. No changes to this agreement shall be made or be binding on any party unless made in writing and signed by each party to this agreement.





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         Section 14.      Incorporation of Exhibits.  Each exhibit referred to
in this agreement is hereby incorporated herein by reference.

         Section 15. Captions. The captions of the various sections of this agreement are not part of the context of this agreement, but are only labels to assist in locating those sections, and shall be ignored in construing this agreement.

         Section 16. Assignment; Successors in Interest. This agreement shall be personal to both parties and no rights or obligations under this agreement may be assigned by either party. Subject to the preceding sentence, this agreement shall be binding upon and inure to the benefit of both parties and their respective heirs, personal representatives, successors, and permitted assigns.


METATEC CORPORATION



By /s/William H. Largent               /s/Jeffrey M. Wilkins
   ------------------------            ---------------------
   William H. Largent                  Jeffrey M. Wilkins
   Vice President - Finance





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                                   EXHIBIT A


Situated in the State of Ohio, County of Franklin, Village of Dublin, in Virginia Military Survey No. 2999 and being a portion of an original 72.364 acre tract of land conveyed to Elizabeth M. Workman (50% interest), A. Glenn McClelland (10% interest), W. Reed McClelland (10% interest), William S. Guthrie (10% interest), John R. Warren (10% interest) subsequently upon his death conveyed to Louise H. Warren by deed of record in Official Record 3018, Page A03, Recorder's Office, Franklin County, Ohio), Emerson C. Wollam (5% interest) and Emmerich VonHaam (5% interest) by deeds of record in Deed Book 3075, Page 53, and Deed Book 3602, Page 41, Recorder's Office, Franklin County, Ohio, and bounded and described as follows:

Beginning, for reference, at a railroad spike found at the intersection of the centerline of Post Road (60 feet wide) with the centerline of Wilcox Road (60 feet wide) and at the northwest corner of said original 72.364 acre tract;

thence S 2 deg. 56' 07" E along the centerline of Wilcox Road and along a portion of the west line of said original 72.364 acre tract a distance of 518.00 feet to a railroad spike set at the true place of beginning of the tract herein intended to be described;

thence N 87 deg. 03' 53" E perpendicular to the centerline of Wilcox Road and perpendicular to the west line of said original 72.364 acre tract a distance of
730.00 feet to a 3/4-inch I.D. iron pipe set in a curved west line of a proposed street (60 feet wide) (passing a 3/4-inch I.D. iron pipe set in the east right-of-way line of Wilcox Road at 30.00 feet);

thence southerly along a portion of a curved west line of said proposed street and with a curve to the left, data of which is: radius = 2,080.00 feet and sub-delta = 4 deg., 56' 03", a sub-chord distance of 179.07 feet bearing S
8 DEGREE 24' 39" E to a 3/4-inch I.D.  iron pipe set at the point of tangency;

thence S 10 deg. 32' 41" E along a west line of said proposed street a distance of 100.00 feet to a 3/4-inch I.D. iron pipe set at a point of curvature;

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thence southerly along a portion of a curved west line of said proposed street and with a curve to the right, data of which is: radius = 1,070.00 feet and sub-delta = 7 deg. 40' 01", a sub-chord distance of 143.07 feet bearing S 7 deg. 02' 41" E to a 3/4-inch I.D. iron pipe set;

thence S 87 deg. 03' 53" W perpendicular to the centerline of Wilcox Road and perpendicular to the west line of said original 72.364 acre tract a distance of
771.16 feet to a railroad spike set in the centerline of Wilcox Road and in the west line of said original 72.364 acre tract (passing a 3/4-inch I.D. iron pipe set in the east right-of-way line of Wilcox Road at 741.16 feet);

thence N 2 deg. 56' 07" W along the centerline of Wilcox Road and along a portion of the west line of said original 72.364 acre tract a distance of 420.00 feet to the true place of beginning;

containing 7.246 acres of land, more or less.